Exhibit 10.2
BAXTER INTERNATIONAL INC.
Non-Employee Director Compensation Plan
(As amended and restated effective January 1, 2025)
Terms and Conditions

1.Purpose

This Non-Employee Director Compensation Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”). This Plan is adopted pursuant to the Baxter International Inc. Amended and Restated 2021 Incentive Plan (the “Amended and Restated 2021 Incentive Plan”), for the purposes stated in the Amended and Restated 2021 Incentive Plan. Capitalized terms defined in the Amended and Restated 2021 Incentive Plan that are used without being defined in the Plan will have the same meaning as in the Amended and Restated 2021 Incentive Plan.

2.Participants

Each member of the Board who is not an employee of Baxter or any of its subsidiaries shall participate in the Plan (a “Participant”).

3.Unrestricted Shares of Stock

3.1  Subject to Section 3.4, on the date of Baxter’s annual meeting of stockholders in each year beginning with the Annual Meeting held on May 7, 2024 (the “Annual Meeting”), and subject to availability of Shares under the Amended and Restated 2021 Incentive Plan, each Participant upon completion of the Annual Meeting shall, automatically and without necessity of any action by the Board or any committee thereof, receive the number of Full Value Awards in the form of Shares of Baxter Common Stock, par value $0.01 per Share, (“Unrestricted Shares”) equal to the quotient of (A) $215,000 divided by (B) the Fair Market Value of a Share on the date of grant rounded up or down to the nearest whole number (the “Annual Unrestricted Share Grant Amount”).

3.2  Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date of such election or appointment and automatically and without necessity of any action by the Board or any committee thereof, receive the number of Unrestricted Shares equal to the product of (A) the Annual Unrestricted Share Grant Amount (as defined in Section 3.1, subject to adjustment in accordance with the Amended and Restated 2021 Incentive Plan) for the Unrestricted Shares awarded on the date of the immediately preceding Annual Meeting, multiplied by (B) the quotient of (i) the number of full calendar months before the next Annual Meeting divided by (ii) 12, rounded up or down to the nearest whole number. The number of Unrestricted Shares granted under this Section 3.2 shall not exceed the number available under the Amended and Restated 2021 Incentive Plan on the date of grant.

Exhibit 10.2
3.3  All Unrestricted Shares shall be granted with no vesting restrictions.

3.4  If a Participant ceases service as a member of the Board for any reason, other than death or disability and except in connection with any qualifying retirement (as set forth in Section 3.5), prior to the date that is six months after the grant date of Unrestricted Shares, Participant hereby agrees (i) to return any Unrestricted Shares which the Participant has not otherwise sold or transferred prior to the date of Participant’s departure from the Board (the “Termination Date”) to Baxter and (ii) with respect to any Unrestricted Shares that the Participant has sold or otherwise transferred prior to the Termination Date, to make a cash payment to Baxter equal to the amount of the net proceeds received from the sale, disposition or transfer of the Unrestricted Shares, less any taxes withheld at time of grant within ten Business Days of the Termination Date. Additionally, the Participant hereby agrees to promptly notify Baxter of any sale, transfer or other disposition of any Unrestricted Shares that occurs prior to six months after to the applicable grant date.

3.5  Qualifying Retirement shall mean the Termination of a Participant who is at least 72 years of age or who has served as a member of the Board for a continuous period of at least ten years.

4.Cash Compensation

4.1  Except as provided in the following section, participants acting as the chairperson of any committee of the Board shall receive an annual cash retainer of $20,000 for each committee chaired by him or her. A participant acting as the chairperson of the Audit Committee shall receive an annual cash retainer of $25,000. Amounts payable within this Section 4.1 shall be paid quarterly in arrears. For the purposes of determining the amount of such quarterly payment(s), a Participant must be a chairperson of a committee of the Board on or prior to the 15th day of a month in order to be entitled to receive such payment(s) with respect to that month.

4.2  Baxter shall pay each Participant a total annual cash retainer of $120,000 per calendar year (“Annual Cash Retainer”). Baxter shall pay an additional annual cash retainer of $50,000 per calendar year to the Lead Director (“Lead Director Retainer”). Both the Annual Cash Retainer and Lead Director Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment(s), a Participant and/or the Lead Director must be a member of the Board on or prior to the 15th day of a month in order to be entitled to receive such payment(s) with respect to that month.

4.3  Participants shall be eligible to defer payment of cash compensation otherwise payable under this Section 4 pursuant to the terms and conditions of the Baxter Non-Employee Director Deferred Compensation Plan.

Exhibit 10.2
5.Availability of Shares

If on any grant date, the number of Shares which would otherwise be granted in the form of Unrestricted Shares granted under the Plan shall exceed the number of Shares then remaining available under the Amended and Restated 2021 Incentive Plan, the available Shares shall be allocated among the Participants in proportion to the number of Unrestricted Shares that Participants would otherwise be entitled to receive.

6.Change in Control

Notwithstanding any other provision of the Amended and Restated 2021 Incentive Plan or this Plan, if a Change in Control occurs, then all Awards previously unvested shall become immediately vested and exercisable.

7.General Provisions

7.1  Subject to the limitations contained in Section 13 of the Amended and Restated 2021 Incentive Plan, the Board or the Committee may, at any time and in any manner, amend, suspend, or terminate the Plan or any Award outstanding under the Plan.

7.2  Participation in the Plan does not give any Participant any right to continue as a member of the Board for any period of time or any right or claim to any benefit unless such right or claim has specifically accrued hereunder.